UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2022
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Iowa	001-31911	42-1447959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6000 Westown Parkway
West Des Moines, IA 50266
(Address of principal executive offices and zip code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1	AEL	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A	AELPRA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B	AELPRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
American Equity Investment Life Holding Company ("AEL") continues to successfully execute its AEL 2.0 strategy, its goal to deliver significant value to all shareholders and vigilantly drive alignment between shareholder interests and those of its insurance affiliates’ policyholders. The AEL Board of Directors (the "Board") believes that under the leadership of Mr. Anant Bhalla, Chief Executive Officer and President, all shareholders have significant potential for additional value creation through both the execution of AEL 2.0 and with the strategic optionality retained by the Company.
The Board has reaffirmed its belief in the company’s strategy and the importance of Chief Executive Officer Anant Bhalla’s leading the company for the foreseeable future to reach the objective of continued realization of shareholder value for all shareholders.
To achieve this goal, on November 29, 2022 (the "Grant Date"), the Board approved a strategic incentive award. Mr. Bhalla has opportunity to earn the value of up to 1,200,000 shares of AEL common stock upon attainment of specified significant sustained increases in AEL’s common stock price (each, a “Share Value Objective”) on or before December 31, 2027 (the “End Date”).

Share Value Objective (1)	Total Shares Payable (2)	Additional Stay Requirement (from Grant Date) (2)
$45.00	333,333	24 months
$50.00	333,333	18 months
$55.00	333,333	12 months
$60.00	200,000	-
(1) Share Value based on AEL’s 30-trading-day volume-weighted average common stock price.
(2) One-half of each set of shares payable (less the amount of tax withholding) will be issuable as shares of AEL common stock, subject to the additional stay requirement. AEL will pay the remaining value in cash, less tax withholding, using the Share Value Objective price per share.
Mr. Bhalla must remain with AEL through the date the Company achieves the Share Value Objective to receive any compensation (and satisfy the additional stay requirement noted in order to earn shares), subject to the circumstances described below.
Mr. Bhalla would forfeit the opportunity to earn any unearned portion of the award as of his voluntary resignation or an involuntary termination with “cause.”
In case of long-term disability, involuntarily termination without “cause,” departure for “good reason,” or death, should the Company achieve any additional Share Value Objectives within one year following such event (and by the End Date), Mr. Bhalla (or his heir) will earn the number of shares associated with that Share Value Objective.
In case of an AEL change in control on or prior to the End Date, continued service requirements would be waived and Mr. Bhalla would earn compensation using the change in control per share price against any previously-unmet Share Value Objective. In case of a change-in-control without achieving any Share Value Objective, Mr. Bhalla would earn the number of shares associated with the $45 Share Value Objective. In either case, the Company would reduce the compensation to the extent more net-after-tax-efficient for Mr. Bhalla under the “golden parachute excise tax” provisions of the Internal Revenue Code; no excise tax “gross-up” applies.
The award, and any shares and cash delivered, will be subject to the Company’s performance compensation clawback policy, including any updates required by SEC or NYSE rules.
Forward-Looking Statements
The forward-looking statements in this disclosure, including additional, appreciation, belief, future, goal, objective, optionality, potential, should, strategy, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Date: November 29, 2022	By:	/s/ Mark A. Schuman
Mark A. Schuman
Vice President and Associate General Counsel, Securities and Corporate Governance, and Assistant Secretary